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                                                                   EXHIBIT 10.21

                                  SCIQUEST.COM
                         STRATEGIC PURCHASING AGREEMENT

     This STRATEGIC PURCHASING AGREEMENT is made effective as of
                                                                ---------------
("Effective Date"), by and between Buyer Company, a Delaware corporation ("Buyer" or "you") and SciQuest.com, Inc., a Delaware corporation ("SciQuest"). In consideration of the mutual covenants contained herein and other good and valuable consideration, the parties agree as follows.


1. Background. SciQuest is in the business of providing an online distribution and ordering system for scientific and laboratory products ("SciQuest Marketplace"), which includes listings of products ("Products") of certain third party manufacturers and suppliers ("Suppliers") who have entered into a Supplier Services Agreement with SciQuest. Buyer desires to purchase Products of certain Suppliers from SciQuest through the SciQuest Marketplace and SciQuest desires to sell such products to Buyer. Additionally, the parties wish to create a mutually beneficial strategic alliance under the terms of this Agreement and the attached Exhibits.

2. Buyer Purchasing Site. SciQuest shall create, develop and maintain a private purchasing site accessible by Buyer ("Buyer Site"). The Buyer Site shall be a Buyer-specific version of the SciQuest Marketplace. SciQuest shall have control over the development of the Buyer Site subject to Buyer's final approval with respect to the Buyer-specific customization of the aesthetic look and feel of the Buyer Site and the use of any tradenames, trademarks, logos or other marks of Buyer, which shall not be unreasonably withheld.

3. Use of the SciQuest Marketplace. SciQuest agrees to provide Buyer access to and use of the SciQuest Marketplace through the Buyer Site, and Buyer agrees to utilize the SciQuest Marketplace for its purchasing needs for scientific and laboratory products in accordance with the terms of this Agreement. From time to time Buyer may supply (subject to existing confidentially obligations between Buyer and its suppliers) SciQuest a list of Suppliers from which Buyer wishes to purchase through the Buyer Site ("Buyer Designated Suppliers"). If Buyer has a purchasing arrangement with any Buyer Designated Supplier, Buyer shall authorize SciQuest to act for the benefit of Buyer under such arrangement, and shall assist SciQuest in entering into an agreement for purchase and resale with such Buyer Designated Supplier.

4.  Prices; Invoicing; Taxes.  The prices for Products listed in the Buyer
Site shall not exceed the Supplier's published list price of such Products. Upon written notice to SciQuest from any Buyer Designated Supplier, SciQuest shall offer to Buyer Buyer's negotiated discounts and/or prices from such Supplier for Products purchased through the Buyer Site. SciQuest shall send a summary invoice on a monthly basis. Buyer shall pay SciQuest within ten (10) days of the receipt of invoice. Any payment not made within thirty (30) days from the due date shall accrue the lessor rate of 1 1/2 percent per month from due date or the maximum amount allowable under applicable law. All prices are in U.S. dollars and exclusive of any sales/use taxes or similar charges assessed against Buyer's purchase of Products. Buyer agrees to be directly responsible for such sales/use taxes or similar charges, and any interest or penalties assessed, and will reimburse and indemnify SciQuest for all such sales/use taxes or similar charges paid by us for the Products. If Buyer is exempt from sales tax, Buyer must deliver the appropriate exemption certificate(s) to SciQuest.

5. Additional Terms. The parties mutually agree to the obligations, terms and conditions set forth in Exhibit A (Additional Terms) and Exhibit B (SciQuest Marketplace Guide).

6. Term. This Agreement shall commence on the Effective Date and continue in effect for a term of three (3) years unless earlier terminated as provided herein. This Agreement shall renew for successive one (1) year terms if so agreed in writing by the parties. Notwithstanding the foregoing, this Agreement shall terminate: (i) upon thirty (30) days written notice by either party if the other party materially breaches any provision of this Agreement and such breach remains uncured for a period of thirty (30) days after delivery of written notice of such breach; (ii) immediately upon written notice by either party if the other party terminates or suspends its business or operations, becomes insolvent or makes a general assignment for the benefit of creditors or files (or has filed against it) a petition in bankruptcy; or (iii) as otherwise set forth in Exhibit A. No termination of this Agreement shall affect any obligation or liability which shall have accrued prior to such termination.

7. Confidential Information. In the performance of this Agreement, either party may disclose to the other certain Proprietary Information. For the purposes of this Agreement, (i) "Proprietary Information" means Trade Secrets and Confidential Information; (ii) "Trade Secrets" means trade secrets as defined under the Uniform Trade Secret Act; and (iii) "Confidential Information" means information that is of value to its owner and is treated as confidential other than Trade Secrets. Proprietary Information includes, without limitation, all information regarding all financial information, business plans, procedures, formulas, discoveries, inventions, improvements, innovations, concepts and ideas. The receiving party agrees to hold the Proprietary Information disclosed by the other party in strictest confidence and not to, directly or indirectly, copy, use, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information for any purpose whatsoever other than as expressly provided by this Agreement.

Both parties acknowledge and agree that the Proprietary Information shall remain the sole and exclusive property of the disclosing party or a third party providing such information to the disclosing party. The disclosure of the Proprietary Information does not confer upon the receiving party any license, interest, or rights of any kind in or to the Proprietary Information, except as expressly provided under this Agreement. Subject to the terms set forth herein, the receiving party shall protect the Proprietary Information of the disclosing party with the same degree of protection and care the receiving party uses to protect its own Proprietary Information, but in no event less than reasonable care. With regard to Trade Secrets, the obligations in this Section shall continue for so long as such information constitutes a Trade Secret. With regard to Confidential Information, the obligations in this Section shall continue for the longer of (i) the duration dictated under governing law, or
(ii) the term of this Agreement and for a period of five (5) years thereafter.


Nothing in this Section shall prohibit or limit the receiving party's use of information if (i) at the time of disclosure hereunder such information is generally available to the public; (ii) after disclosure hereunder such information becomes generally available to the public, except through breach of this Agreement by the receiving party; (iii) the receiving party can demonstrate such information was in its possession prior to the time of disclosure by the disclosing party; (iv) the information becomes available to the receiving party from a third party which is not legally prohibited from disclosing such information; (v) the receiving party can demonstrate the information was developed by or for it independently without the use of such information; or
(vi) if disclosure is required under applicable law or regulation. Neither party shall disclose the terms of this Agreement except (i) as required by applicable law or regulation including, without limitation, to the extent disclosure is required in connection with filings with the Securities and Exchange Commission, (ii) as necessary to perform its obligations or exercise its rights hereunder, or (iii) in connection with a potential merger or sale of all or substantially all of its assets; provided that the receiving party agrees in writing to be bound by the restrictions of this Agreement.

8. Limitations of Warranties and Liability. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND ALL EXHIBITS HERETO, NETHER PARTY MAKES AND SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE

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IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AS TO
THE SCIQUEST MARKETPLACE, THE SERVICES PROVIDED UNDER THIS AGREEMENT AND THE PRODUCTS. Except for breaches by either party of Section 7 (Confidential Information), in no event shall either party be liable for special, incidental, consequential or other indirect damages arising out of or relating in any manner to this Agreement under any cause of action, including, without limitation, lost profits, loss of business, down time or failure to realize savings, even if the parties have been advised of the possibility of such damages. Nothing herein will excuse Buyer from its obligation to pay any fees due under this Agreement.

9. Governing Law; Interpretation. This Agreement shall be governed by the laws of the State of North Carolina without regard to conflict of law provisions. Headings of particular Sections are inserted only for convenience and are not to be considered a part of this Agreement or be used to define, limit or construe the scope of any term or provision of this Agreement. Should any provision of this Agreement require judicial interpretation, the parties agree that the court or arbitrators construing the same shall not apply a presumption that the terms of this Agreement shall be more strictly construed against one party than against another. Notwithstanding the content of any purchase order, sale order, sale confirmation or any other document relating to the subject matter of this Agreement, this Agreement shall take precedence over any such document, and any conflicting, inconsistent, or additional terms contained therein shall be null and void.

10. Arbitration; Injunctive Relief. Except as provided below, all disputes or claims relating in any manner to this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties and judgment upon the award may be entered in any court having competent jurisdiction. Notwithstanding, the parties may apply to a court of competent jurisdiction for any appropriate equitable or injunctive relief. The parties acknowledge that any use or threatened misuse of the Proprietary Information of either party will cause immediate irreparable harm to the non-breaching party for which there is no adequate remedy at law. Accordingly, the parties agree that the non-breaching party shall be entitled to immediate and permanent injunctive relief from a court of competent jurisdiction in the event of any such breach or threatened breach. Nothing contained herein shall limit either party's right to any remedies at law, including the recovery of damages. The prevailing party in any arbitration or action for equitable relief shall be entitled to collect its reasonable attorneys' fees and costs from the losing party.

11. Joint Promotions and Press Releases. Subject to Buyer's advance written approval as to form and content, which approval shall not be unreasonably withheld, SciQuest may issue a press release concerning the existence of this Agreement and the parties' business arrangement hereunder.

12. Miscellaneous. Neither party shall be responsible for delays or failures to perform their respective duties and obligations hereunder to the extent that such delays or failures result from acts of God, other catastrophic economic or natural events or any other act beyond such party's reasonable control. Except as provided in Exhibit B, any notice provided for under this Agreement shall be in writing and shall be given by certified mail, return receipt requested, and shall be deemed sufficiently given if and when received by the party to be notified at its address set forth on the signature page hereto. Either party may, by notice to the other, change such address at any time. Except as provided below, neither party may assign this Agreement in whole or in part without the prior written consent of the other party. Either party may freely assign this Agreement in conjunction with (i) a sale of all or substantially all of its assets, or (ii) a merger, reorganization or similar transaction. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns. Each party shall act solely as an independent contractor and nothing herein shall be construed to create the relationship of partner, principal and agent or joint venturer between Buyer and SciQuest. This Agreement and the attached Exhibits constitute the entire agreement between the parties with reference to the subject matter hereof, supersedes any prior agreements with respect to such subject matter. The parties may only change or modify this Agreement in a written instrument, signed by the parties. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision. No provision of this Agreement is intended or shall be construed to provide or create any third party beneficiary right or any other right of any kind in any third party or any client, customer, affiliate, insurer, lender, shareholder, partner, officer, director, employee or agent of any party hereto, or in any other person. This Agreement may be executed simultaneously or in two counterparts, each of which together shall constitute one and the same instrument and shall be deemed an original hereof. All provisions of this Agreement, which by their nature are intended to survive the expiration or termination of this Agreement, shall survive and remain in full force and effect. Neither SciQuest nor anyone employed by it shall be, represent themselves as, act or purport to act as or be deemed to be the agent, representative, employee or servant of Buyer. Buyer and SciQuest shall each comply with all applicable governmental laws, ordinances, codes, rules, regulations and orders in the performance of this Agreement.

                      [SIGNATURES FOLLOW ON THE NEXT PAGE]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives

BUYER COMPANY                       SciQuest.com, Inc.

By:                                 By:
   ----------------------------        -------------------------------

Name:                               Name:
     --------------------------          -----------------------------

Title:                              Title:
      -------------------------           ----------------------------

Date:                               Date:
     --------------------------           ----------------------------


Address:                            Address:  5151 McCrimmon Parkway,
                                              Suite 208
                                              Morrisville, North Carolina  27560

                                       3
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                                   EXHIBIT A
                                   ---------

                                ADDITIONAL TERMS
                                ----------------

1. Exclusivity. During the term of this Agreement, Buyer shall SciQuest and the SciQuest Marketplace as its exclusive provider of an online distribution and ordering system for scientific and laboratory products worldwide. During the term of this Agreement, Buyer shall also use SciQuest as its exclusive third party electronic channel for marketing and selling its used, refurbished and surplus scientific equipment through an electronic distribution system.

2. Minimum Volume. Buyer shall use purchase a minimum of $5 million in "Qualified Scientific Products" through the SciQuest Marketplace in each calendar year or portion thereof (excluding 1999) during the term of this Agreement. Qualified Scientific Products shall be defined as scientific and laboratory products or supplies sold through the SciQuest Marketplace under the Standard SciQuest Supplier Agreement negotiated by SciQuest directly with the supplier. Buyer Subsidiaries shall be defined as any foreign or domestic subsidiary, including any incorporated or unincorporated company, joint venture or partnership, which is at least fifty percent (50%) owned, directly or indirectly by Buyer, or if not fifty percent (50%) owned, then the maximum percent ownership permitted by law in the relevant country, and shall include any company or enterprise which, irrespective of ownership, is operated by Buyer or a "Buyer Subsidiary". Only subsidiaries having the express authorization of Buyer shall be included.

3. Buyer's Suppliers. Buyer shall use its best efforts to direct its Suppliers to use SciQuest as the third party aggregator for Buyer purchases. Buyer agrees to the use of customary and reasonable letters, meetings and other communications designed to lead to the acceptance by such suppliers of SciQuest as Buyer's electronic purchasing intermediary.

4. Participation in Case Study. Buyer shall, if it deems appropriate, participate in reasonable case studies to be conducted by SciQuest regarding electronic distribution of scientific and laboratory products and supplies and the SciQuest Marketplace. Buyer acknowledges that by so agreeing it may incur certain reasonable expenses and that the results of such case studies may be used by SciQuest in its marketing efforts, provided that SciQuest does not disclose Proprietary Information in violation of its obligations under this Agreement. Buyer specifically agrees to allow SciQuest to use the fact that Buyer is a customer of SciQuest in all reasonable business uses and, if specifically agreed to in writing, may consider allowing SciQuest to use its name in publications, etc.

5. Promotion of SciQuest Solution. Buyer shall promote the SciQuest solution in the scientific and laboratory products industry, to scientific product suppliers and to other buyers of scientific products and supplies.


6. Initial Warrants. In partial consideration for Buyer performing its obligations under this Agreement, SciQuest shall issue to Buyer on the
    Effective Date, a warrant to acquire            shares of SciQuest common
                                        -----------
    stock at an exercise price of $0.01 per share ("Initial Warrant"). One-third of the Initial Warrant shall be exercisable upon each anniversary of the Effective Date. If there is any inconsistency between the terms of the Agreement and the Initial Warrant, the terms of the Initial Warrant shall govern.

7. Incentive Warrants. To encourage maximum utilization of the SciQuest Marketplace by Buyer, SciQuest shall issue to Buyer, on February 15th 2001, 2002 and 2003, additional warrants to acquire that number of shares of SciQuest common stock determined below, at an exercise price of $
                                                                      ------
    ("Incentive Warrants"). The number of shares of common stock eligible to be purchased pursuant to the Incentive Warrants for each calendar year shall be determined as follows:

 .   For 2000 (which shall consist of the period from the Effective Date until
    December 31, 2000), the number of shares shall be equal to the quotient of
    (i) the annual volume of Qualified Scientific Products sold to Buyer through
    the SciQuest system divided by (ii)       .
                                       -------

 .   For 2001, the number of shares shall be equal to the quotient of (i) the annual volume of Qualified Scientific Products sold to Buyer through the
    SciQuest system less year 2000 volume) divided by (ii)       .
                                                          -------

 .   For 2002, the number of shares shall be equal to the quotient of (i) the annual volume of Qualified Scientific Products sold to Buyer through the
    SciQuest system less year 2001 volume) divided by (ii)        .
                                                          --------

 .  Incentive Warrants shall be exercisable upon issuance.

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8.  Termination of Warrants.  The Initial Warrant and the Incentive Warrants
    shall terminate, to the extent not already exercised, upon the earlier of
    (i) termination of the Agreement, or (ii) five years after issuance.

9. Adjustment of Shares. All references to share information, including number of shares and price per share, shall be deemed automatically adjusted to reflect any stock dividend, stock split, reverse stock dividend or reverse stock split or any recapitalization of SciQuest occurring after the Effective Date.

10. Successors. All the covenants and provisions of the Initial Warrant and Incentive Warrants by or for the benefit of SciQuest or any holder of such Warrants shall bind and inure to the benefit of their respective successors and assigns thereunder.

                                       5
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                                   EXHIBIT B
                                   ---------

                        SCIQUEST MARKETPLACE USER GUIDE
                        -------------------------------

Order acceptance: Orders will not be binding on SciQuest.com or the Suppliers until the applicable Supplier accepts them.

Order changes, cancellations, returns and refunds: SciQuest.com will process requests for order changes, cancellations, returns and refunds with the applicable Supplier. All order changes, cancellations, returns or refunds are governed by the Supplier's policies, and Buyer agrees to pay additional shipment costs or restocking charges imposed by the Supplier. Orders may be changed by canceling the unwanted order by emailing Customer Care by email at customercare@sciquest.com or calling the Customer Care Hotline at (800) 233-
-------------------------
1121, then placing a new order through the Buyer Site.   The order change or
cancellation will be processed if the order has not been shipped from the
Supplier(s).   Please address questions about order changes, cancellations and refunds, email SciQuest.com Customer Care by email at  customercare@sciquest.com
                                                       -------------------------
or by telephone at (800) 233-1121.

Shipment: All sales are shipped FOB place of shipment unless otherwise noted. Products will be shipped via carriers designated by SciQuest.com. The method of shipment will be determined from information provided by you during the order process. You will be responsible for paying shipping and freight, insurance and other Product shipment charges. SciQuest.com will not be liable for loss, damage or penalty resulting from delivery delays or delivery failures due to any cause beyond reasonable control.

Title: Title to the Products will pass from the Supplier to SciQuest at the Supplier shipping point. Title will pass from SciQuest to you upon delivery.

Product Release: SciQuest.com serves to manage the ordering, shipping and billing processes and has no control over the quality or safety of the Products, the truth or accuracy of the Product listings or the ability of the Suppliers to sell the Products listed. You release SciQuest.com and its affiliated entities, and their officers, directors, employees, agents and successors from any actions, claims, demands, damages, liabilities or suits of any nature in law or in equity arising from or in connection with the Products, your use of the Products.

Product Use: You agree and warrant that you will use the Products you order through the Site according to all federal, state or municipal laws or regulations. You agree to use the Products as they are intended to be used as described in the Supplier's Product listing on the Buyer Site, on the Products' labels or documentation, in the Supplier's catalog or in other literature furnished to you in connection with the Products.

Certain Products contain materials that may be hazardous or harmful if misused. You recognize and acknowledge that SciQuest does not test the Products for safety and efficacy. You have the responsibility to understand the hazards involved in using the Products. It is your duty to warn your employees and auxiliary consultants of any risks involved in using or handling the Products and you will comply with instructions for Product use furnished by Supplier. No Products will be considered to be food, drugs or medical devices unless clearly stated in the Product listing on the Buyer Site.

User Indemnification: You expressly agree that you will test and use any Products and/or materials produced from the Products according to the practices standard in the industry and in strict compliance with all applicable laws and regulations. You agree to indemnify and hold harmless SciQuest.com, its officers, directors, employees, agents, successor and assigns from and against any suits losses, claims, demands, liabilities, costs and expenses, including attorneys' fees, that they may sustain or incur as a result of any claim against them based upon negligence, breach of warranty, strict liability in tort, contract or any other theory of law brought by you, your customers, by auxiliary personnel (such as freight handlers) or by other third parties arising out of, directly or indirectly, the use of any Products or by reason of your failure to perform your obligations described in this Agreement.

You agree to notify SciQuest.com in writing within ten (10) days of your receipt of knowledge of any accident or incident involving any Products which results in personal injury or damage to property. You

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will help SciQuest.com or the Supplier in the investigation and determination of the cause of an accident and you will make available to SciQuest.com or the Supplier all statements, reports and tests made by you or made available to you by others. Furnishing SciQuest.com with this information and any investigation by SciQuest.com will not constitute assumption of any liability for the accident or incident by SciQuest.com.

Passwords and Binding Orders:
You agree:
(i) to keep your password confidential and notify SciQuest within 24 hours of any unauthorized disclosure or use of your password. If you do not notify SciQuest, you will be responsible for the charges incurred by the use of your password, and
(ii) that, unless canceled or changed as set forth above, you agree that all orders placed by you, your employees or agents shall be binding on you.

Infringement: SciQuest.com does not warrant that the use of any Products will not infringe the claims of any United States or other country's patents, trademarks, copyrights, trade secrets or other intellectual property rights which cover the Product itself or its use in combination with other products or in the operation of any process.

Product Warranty: Products purchased through the Buyer Site will be subject to the Product warranty provided by the Supplier. SciQuest does not provided any Product warranties or representations to you. You agree to deal directly with the Supplier regarding warranty issues.

SciQuest.com Intellectual Property Rights: The graphics, images, content, compilation, magnetic translation, digital conversion and other matters related to the Buyer Site are protected under applicable copyright, trademark and other proprietary rights, including but not limited to intellectual property laws. You are not permitted to copy, redistribute, use or publish any of the content or any part of the Site, except as required to use the Site.

SciQuest.com(R) and SciMail(R) are registered service marks of SciQuest.com. The SciQuest.com logo is a servicemark of SciQuest.com. SciQuest.com makes use of Suppliers' trademarks, service marks, trade names or other identifying information ("Third Party Trademarks"), and those Third Party Trademarks remain the sole and exclusive property of the applicable third parties.

Links: Links on the Buyer Site are provided for your convenience and SciQuest.com does not necessarily endorse or support them. Please direct your concerns regarding any external link to the relevant website administrator or webmaster.

Regulatory Matters: You acknowledge that certain Products may be subject to certain regulatory standards.

The Products listed by Suppliers may be exempt from the pre-manufacturing notice requirements of the Toxic Substance Control Act (TSCA). The TSCA requires any person who intends to manufacture or import a new chemical substance for a commercial purpose to submit a pre-manufacturing notice (PMN) at least 90 days before the substance is manufactured and/or imported. TSCA Section 5(h)(3) exempts from PMN chemical substances that are used solely for research and development purposes. Some of the Products listed may be exempt under this provision and any non-exempt use may trigger PMN requirements by you. You agree to the responsibility of understanding and adhering to the TSCA, if it is applicable.

Material Data Safety Sheets, required by Occupational Safety and Health Administration (OSHA), 29 CFR 1910.1200, should be sent to you directly from Supplier with the Product. You are responsible for providing the MSDS to all personnel who may handle and use the Product. The Supplier also provides comprehensive warnings on the Product labels. Only qualified, trained professionals who are familiar with the potential hazards should handle all chemicals. The absence of warnings should not be interpreted to mean that the products have no risks upon exposure. If there is little or no health and safety information available on any of the Products, you are responsible to follow standard laboratory safety procedures and avoid any contact with the Products.

Certain Products may be subject to the control of the Nuclear Regulatory Commission ("NRC"). If you purchase any radioactive compounds or other Products under the control of the NRC, you agree that you are authorized to purchase those Products and that you hold the proper government approvals, certificates and authorizations required to make those purchases.

Only Products labeled with USP, NF and FCC designations are offered for use in food, drug and cosmetic products.

Notice: Unless stated otherwise, all notices relating to your orders will be sent by email:
(i) by you, to customercare@sciquest.com or
               -------------------------
(ii) by SciQuest.com, to the email address you provide in writing.

E-mail notices will be read within 24 hours after they are sent, unless the sender is notified that the email address is invalid or returned undeliverable. Alternatively, SciQuest.com may provide notice as otherwise provided in the Agreement.

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